Exhibit 10.11

SUBLEASE

This Sublease (“Sublease”) is made as of the 9th day of September, 2019 (the “Effective Date”), by and between Novavax, Inc., a Delaware corporation (“Sublandlord”), and MaxCyte, Inc., a Delaware corporation (“Subtenant”).

WITNESSETH

WHEREAS, Sublandlord is the “Tenant” under a certain Lease Agreement dated November 18, 2011, as amended by the First Amendment to Lease Agreement dated July 1, 2015, the Second Amendment to Lease Agreement dated October 1, 2015, and the Letter Agreement dated May 25, 2016 (collectively, the “Lease”), a true and correct copy of which is attached hereto as Exhibit A and hereby made a part hereof, pursuant to which it has leased 39,095 rentable square feet of space (the “Premises”) in the building located at 22 Firstfield Road, Gaithersburg, Maryland 20878 (the “Building”), from ARE-20/22/1300 Firstfield Quince Orchard, LLC, a Delaware limited liability company (“Landlord”), for a term which is scheduled to expire on October 31, 2023 (the “Lease Term”); and

WHEREAS, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, approximately 6,360 rentable square feet of space, known as Suite 150, located on the first (1st) floor of the Building, as shown on the floor plan attached hereto as Exhibit B and hereby made apart hereof, in accordance with the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the rents, covenants and agreements herein contained, it is hereby agreed as follows:

1.                 Recitals. The aforementioned recitals are incorporated herein by this reference.

2.                 Subleased Premises. Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the Sublease Term (as defined below), upon and subject to the terms and conditions of the Lease and those set forth herein, a portion of the first (1st) floor of the Building, deemed to contain approximately 6,360 rentable square feet of space, known as Suite 150, as more particularly shown on Exhibit B attached hereto (the “Subleased Premises”). The Subleased Premises was measured by a licensed architect in accordance with BOMA standards.

3.                 Sublease Term. The “Sublease Term” shall commence on the earlier of (i) the date of substantial completion of Subtenant’s Work (as hereinafter defined) or (ii) October 1, 2019 (whichever occurs earlier, the “Sublease Term Commencement Date”), and shall expire at 11:59 p.m. on October 30, 2023 (the “Sublease Term Expiration Date”), unless sooner terminated in accordance with the terms hereof; provided, however, that if the Lease shall be terminated for any reason prior to the Sublease Term Expiration Date, then this Sublease shall expire on the termination date of the Lease. Sublandlord shall deliver possession of the Subleased Premises to Subtenant in its then-current “as is” condition and Sublandlord shall not be required to make any improvements or alterations to the Subleased Premises whatsoever. Sublandlord shall grant Subtenant early access to the Subleased Premises by no later than September 2, 2019 (the “Delivery Date”) for the purpose of installing internet, phones, and cabling, and for commencement of construction of the Subtenant’s Work in accordance with the terms and conditions set forth in Section 9 below. Subtenant shall coordinate any such early access to the Subleased Premises with Sublandlord. Any such early access or use of the Subleased Premises by Subtenant or Subtenant’s agents prior to the Sublease Term Commencement Date shall be deemed to be under all the terms, covenants, conditions and provisions of this Sublease (including, without limitation, Subtenant’s insurance requirements), except that Subtenant’s Base Rent obligations for the Subleased Premises shall not begin until the Sublease Term Commencement Date. Provided that Subtenant does not commence beneficial occupancy of the Subleased Premises (i.e., does not commence business operations from or at the Subleased Premises), such early access shall not trigger the Sublease Term Commencement Date. If Sublandlord shall be unable to deliver early access to the Subleased Premises to Subtenant by August 15, 2019, for any reason, Sublandlord shall not be subject to any liability whatsoever for such failure and this Sublease shall not be rendered void or voidable as a result of such delay. Notwithstanding the foregoing, if Sublandlord does not deliver early access to the Subleased Premises to Subtenant by October 15, 2019 (the “Outside Delivery Date”) (which Outside Delivery Date shall be subject to extension on a day-for-day basis in the event of force majeure), then Subtenant may terminate this Sublease by delivering ten (10) days prior written notice of such termination to Sublandlord at any time after the Outside Delivery Date and prior to delivery of early access to the Subleased Premises. If early access to the Subleased Premises is subsequently delivered in the condition required by this Sublease (in “as is” condition) during such ten (10) day period, then the termination notice shall be null and void, Subtenant shall accept possession of the Subleased Premises, and this Sublease shall continue in full force and effect. If early access to the Subleased Premises has not been delivered during such ten (10) day period, this Sublease shall terminate and be of no further force and effect and neither party shall have any further obligation to the other. In no event shall Subtenant commence business operations from or at the Subleased Premises prior to the Sublease Term Commencement Date. Upon Sublandlord’s request, Sublandlord and Subtenant shall execute a Commencement Letter in the form of Exhibit D attached hereto. Notwithstanding anything provided in this Sublease to the contrary, commencing at any time from and after February 1, 2021, either Sublandlord or Subtenant, as the case may be, may elect to terminate this Sublease (other than those provisions which are expressly stated to survive termination) upon delivering to the other party to the Sublease at least twelve (12) months’ prior written notice of termination, provided that if it is Subtenant that elects to terminate, Subtenant shall, simultaneously with its notice of termination, pay to Sublandlord at termination fee in an amount equal to the unamortized cost of the brokerage fee (amortized on a straight line basis) paid by Sublandlord to Jones Lang LaSalle Brokerage, Inc. and Edge Commercial Real Estate in connection with this Sublease.

4.                 Delivery and Condition of the Subleased Premises. Sublandlord shall deliver, and Subtenant agrees to accept, possession of the Subleased Premises in its current “as is” “where is” condition, existing as of the Effective Date. Sublandlord shall not be required to make any alterations, improvements or repairs to the Subleased Premises prior to the Sublease Term Commencement Date. The Subleased Premises shall be broom clean.

5.                 Base Rent. Beginning on the Sublease Term Commencement Date and continuing throughout the Sublease Term thereafter, Subtenant covenants and agrees to pay to Sublandlord, by wire transfer pursuant to wiring instructions which will be provided prior to the Sublease Term Commencement Date (which payment instructions may be amended by Sublandlord from time to time upon written notice to Subtenant), Base Rent for the Subleased Premises in accordance with the schedule set forth below. Subtenant shall pay the first monthly installment of Base Rent upon execution of this Sublease. Thereafter, Subtenant shall pay the monthly installments of Base Rent in advance without prior demand, and without deduction, abatement, recoupment or offset of any kind, on or before the first day of each and every calendar month during the Sublease Term.

Sublease Term Lease Year*	Per Square Foot Rate	Annualized Base Rent	Monthly Base Rent
1	$20.00	$127,200.00	$10,600.00
2	$20.60	$131,016.00	$10,918.00
3	$21.22	$134,959.20	$11,246.60
4*	$21.86	$139,029.60	$11,585.80

* The first (1st) “Sublease Term Lease Year” will begin on the Sublease Term Commencement Date and end on the last day of the twelfth (12th) full calendar month following the Sublease Term Commencement Date. The second (2nd) Sublease Term Lease Year will begin on the first day of the thirteenth (13th) full calendar month following the Sublease Term Commencement Date and extend for a period of twelve (12) full calendar months. The third (3rd) Sublease Term Lease Year will begin on the anniversary of the first day of the second (2nd) Sublease Term Lease Year and extend for a period of twelve (12) full calendar months and the fourth (4th) Sublease Term Lease Year will begin on the anniversary of the first day of the third (3rd) Sublease Term Lease Year and end on the Sublease Term Expiration Date (i.e., October 30, 2023). If the Sublease Term Commencement Date is other than the first (1st) day of a calendar month, Base Rent from that date until the first (1st) of the next succeeding month will be prorated on the basis of the actual number of days in such month and shall be payable in advance on the Sublease Term Commencement Date.

** Represents a period of time that may be less than one (I) full calendar year. The parties expressly acknowledge and agree that the fourth (4th) Sublease Term Lease Year shall end on the Sublease Term Expiration Date (i.e., October 30, 2023).

6.                 Additional Rent. In addition to the Base Rent, beginning on the Sublease Term Commencement Date and continuing throughout the Sublease Term thereafter, Subtenant shall pay Additional Rent (hereinafter defined) to Sublandlord. For purposes of this Sublease, “Additional Rent” shall mean any and all amounts required to be paid by Subtenant under this Sublease, other than Base Rent, including the actual, out-of-pocket, reasonable expenses incurred by Sublandlord on behalf of Subtenant under the terms of this Sublease. Additional Rent shall include (without limitation) Subtenant’s Share of Operating Expenses (hereinafter defined), as such term “Operating Expenses” is defined in the Lease. “Subtenant’s Share of Operating Expenses” shall mean eleven and seventy-eight hundredths percent (11.78%) based on the ratio of the rentable area of the Subleased Premises to the rentable area of all premises in the Project as set forth in the Lease. Additional Rent shall be payable in the same manner and upon the same terms and conditions as the Base Rent. Base Rent, Additional Rent, and all other amounts payable by Subtenant to Sublandlord hereunder are collectively referred to herein as “Rent.” In the event of a default in the payment of Additional Rent, Sublandlord shall have the same remedies as for a default in the payment of Base Rent. Subtenant acknowledges and agrees that it is intended that this is a net sublease that is completely carefree to Sublandlord; that Sublandlord is not responsible during the Sublease Term for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Subleased Premises, or the use and occupancy thereof, or the contents thereof, or the business carried on therein; and Subtenant shall pay all charges, expenses, costs, and outlays of every nature and kind relating to the Subleased Premises.

7.                 Late Payment. In the event that any installment of Rent is not received by Sublandlord within five (5) days of the date due, Subtenant shall pay to Sublandlord an administrative fee equal to five percent (5%) of the overdue payment. In addition, unpaid Rent shall bear interest at the rate of ten percent (10%) per annum. Sublandlord shall have the right to apply payments, regardless of Subtenant’s designation, to satisfy any obligations of Subtenant hereunder, in such order and amount as Sublandlord may elect in its sole discretion. Any payment by Subtenant or acceptance by Sublandlord of a lesser amount than shall be due shall be treated as a payment on account. The acceptance by Sublandlord of a lesser amount with an endorsement or statement thereon, or in a letter accompanying such a check, that such lesser amount is payment in full, shall be given no effect, and Sublandlord may accept such check without prejudice to any other rights or remedies which Sublandlord may have against Subtenant.

8.                 Permitted Use. Subtenant shall use and occupy the Subleased Premises strictly in accordance with the Permitted Use provisions set forth in the Lease. Subtenant’s access to and use of the Subleased Premises shall be subject to the rules and regulations established from time to time by Landlord for the Building.

9.                 Subtenant’s Work. Following the Delivery Date, Subtenant shall be permitted to make improvements to the Subleased Premises (the “Subtenant’s Work”), provided that Subtenant complies with all of the terms and conditions set forth in the Lease regarding the construction of improvements, renovations and alterations to the Subleased Premises. Without limiting the generality of the foregoing, Subtenant shall obtain the prior written consent of Landlord and Sublandlord as to all plans and specifications for the Subtenant’s Work, and as to all contractors and major subcontractors for the Subtenant’s Work. The schematic design for the Subtenant’s Work attached to this Sublease as Exhibit C has been preliminarily approved, in concept only, by Sublandlord, subject to Sublandlord’s and Landlord’s approval of the final plans and detailed specifications. Sublandlord and Subtenant expressly acknowledge and agree that the Sublease Term Commencement Date shall under no circumstance be contingent upon the completion of the Subtenant’s Work.

10.              INTENTIONALLY OMITTED

11.              INTENTIONALLY OMITTED

12.              Incorporation of Lease. Subtenant accepts this Sublease subject and subordinate to the terms of the Lease. All terms used herein shall have the same meaning as assigned to them in the Lease unless specifically provided herein to the contrary. Except as herein otherwise expressly provided, all of the terms of the Lease as they pertain to the Subleased Premises are hereby incorporated into and made a part of this Sublease as if stated at length herein, and Subtenant accepts this Sublease subject to, and hereby, during the Sublease Term, assumes all of the applicable terms, covenants, conditions and agreements contained in the Lease with respect to the Subleased Premises, to be performed by Sublandlord thereunder. The parties hereto agree that subject to the provisions of this Sublease, wherever the words “Premises” or words of similar import appear in the Lease, the same shall be deemed to mean the Subleased Premises, and wherever the words “Landlord” and “Tenant” appear in the Lease, the words shall be deemed to refer to Sublandlord and Subtenant respectively, so that, subject to the provisions of this Sublease and with respect only to the Subleased Premises, Sublandlord shall have the rights and powers of the Landlord under the Lease, and Subtenant shall have and does hereby agree to be bound by and accept all the rights, powers, duties and obligations of the Tenant under the Lease; provided, however, that notwithstanding the foregoing, Sublandlord shall have no obligation to perform or furnish any of the work, services, repairs or maintenance undertaken to be made by Landlord under the Lease, or any other term, covenant or condition required to be performed by Landlord under the Lease, but Sublandlord shall use best efforts to ensure that Landlord under the Lease performs all such obligations. Such covenants, conditions, obligations and agreements of the Lease to be observed and performed by Subtenant shall include, without limitation, those relating to the use and repair of the Subleased Premises, alterations to the Subleased Premises, and insurance with respect to the Subleased Premises. Subtenant covenants and agrees that it shall do nothing which shall have the effect of creating a breach of any of the terms, covenants and conditions of the Lease. In the event that Landlord shall fail or refuse to comply with any of the respective provisions of the Lease, Sublandlord shall have no liability on account of any such failure or refusal, provided that Sublandlord has attempted to secure Landlord’s compliance with the terms of the Lease. Subtenant may communicate directly with Landlord and/or Landlord’s management agent with respect to day-to-day matters within the scope of services provided by Landlord to the Subleased Premises under the terms of the Lease (provided that Subtenant delivers contemporaneous notice of all such communications to Sublandlord); however, Subtenant shall not acquire any of the rights of the Tenant under the Lease with respect to the Landlord, and Subtenant shall not acquire any of the rights of the Tenant under the Lease with respect to the renewal or extension of the Term of the Lease. Sublandlord hereby agrees to cooperate with and execute, all at Subtenant’s expense, all instruments and supply information reasonably required by Subtenant in order to enforce such compliance. Sublandlord shall not be responsible for furnishing electrical, elevator, heating, air conditioning, cleaning, window washing, or other services, nor for any maintenance or repairs in or to the Subleased Premises or the Building of which it is a part or to any of the facilities or equipment therein; however, to the extent it is Landlord’s responsibility under the Lease, Sublandlord shall use best efforts to ensure that Landlord provides such services and maintenance and makes such repairs. To the extent that the terms of any provision of this Sublease arc fundamentally inconsistent with the terms of the Lease, the terms of this Sublease shall control. Without limiting the generality of the foregoing in any way, the following Sections of the Lease Agreement shall not be applicable to the Sublease: Section 22 (b) and (h), Section 39, Section 40, Section 41, Section 42, Section 43, Exhibit G, and Exhibit I, and the following Paragraphs of the Second Amendment to Lease Agreement shall not be applicable to the Sublease: Paragraph 6 and Paragraph 7.

13.              Transmittal of Notices and Demands. Sublandlord shall promptly transmit to Landlord any notice or demand received from Subtenant and shall promptly transmit to Subtenant any notice or demand received from Landlord. Subtenant shall promptly transmit to Sublandlord any notice or demand received from Landlord or any other party relating to the Subleased Premises.

14.              Landlord’s Consent to Certain Acts. Subtenant agrees that in any case where the provisions of the Lease or this Sublease require the consent or approval of Landlord prior to the taking of any action, it shall be a condition precedent to the taking of such action that Subtenant obtains the prior consent or approval of both Landlord and Sublandlord. Subtenant agrees that Sublandlord shall use commercially reasonable efforts to obtain the consent or approval of Landlord when the same is required under the terms of the Lease, which shall include, but not be limited to, the prompt transmission by Sublandlord to Landlord of Subtenant’s request for such consent or approval and the prompt transmission to Subtenant of Landlord’s consent, approval or refusal to grant the same.

15.              Sublandlord’s Right to Cure Subtenant’s Default. Subtenant shall not do or suffer or permit anything to be done which would cause the Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved or vested in Landlord or by law or in equity. If Subtenant shall default in the performance of any of its obligations under this Sublease or under the Lease (or shall commit any act or omissions which, if uncured during any applicable cure period, will result in a default under the Sublease or Lease), then Sublandlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Subtenant upon prior notice. If Sublandlord makes any expenditures or incurs any obligation for the payment of money in connection therewith, such sums paid or obligations incurred shall be deemed to be Additional Rent hereunder and shall be paid to Sublandlord by Subtenant on demand.

16.              Utilities, Services, Overtime Heating and Air-Conditioning. Throughout the Sublease Term, in the event that Sublandlord is charged by Landlord for any excess utilities, services, or overtime heating and air-conditioning (other than as part of Tenant’s Share of Operating Expenses) in connection with Subtenant’s use of the Subleased Premises, Subtenant shall pay to Sublandlord, as Additional Rent hereunder, Subtenant’s proportionate share of such charges, based on the ratio of the rentable area of the Subleased Premises to the rentable area of the Premises; provided, however, that Subtenant shall only be obligated to pay for overtime heating and air-conditioning if Subtenant, as opposed to Sublandlord, requested such overtime service. If Landlord, pursuant to the terms of the Lease, causes the Subleased Premises to be separately metered or sub-metered for any utilities, then Subtenant shall pay the total utility charges attributable to the Subleased Premises as shown on such meter. The Additional Rent described in this paragraph shall be paid by Subtenant to Sublandlord within thirty (30) days after Subtenant’s receipt of an invoice from Sublandlord therefor.

17.              Assignment and Sublease. Subtenant shall not assign, mortgage or encumber this Sublease, or allow the same to be transferred by operation of law or otherwise, and shall not sublet the Subleased Premises or any portion thereof, nor suffer or permit the Subleased Premises or any part thereof to be used by others, except with the prior written consent of Sublandlord and Landlord, which consent may be granted or withheld in their sole discretion. Any attempted transfer in violation of this provision shall be void. In no event shall any transfer relieve Subtenant of its liability and responsibility to Sublandlord under this Sublease or to Landlord under the Lease in the absence of any express written agreement with Sublandlord or Landlord, as the case may be, to that effect. Notwithstanding the foregoing, but subject to all of the terms and conditions set forth in Section 22(c) of the Lease (Subtenant hereby agreeing to be bound by all of the covenants, conditions, obligations and agreements of Section 22(c) of the Lease to be observed and performed by the Tenant under the Lease), Subtenant shall have the right to assign (but not sub-sublease) its interest in this Sublease to an Affiliate of Subtenant (as defined below), without Sublandlord’s prior consent, but upon prior written notice to Sublandlord. Without limiting the generality of the foregoing, it is expressly agreed that the proposed assignee shall meet the net worth requirements set forth in Section 22(c) of the Lease. Subtenant acknowledges and agrees that, pursuant to the terms of the Lease, Landlord’s prior written consent may be required in connection with any assignment of this Sublease. Notwithstanding any such assignment, the Subtenant originally named herein shall remain primarily liable under this Sublease. For the purposes herein, an “Affiliate of Subtenant” shall mean any entity controlling, controlled by, or under common control with Subtenant, and any entity that is a successor-in-interest to Subtenant by way of merger, consolidation, or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Subtenant. Notwithstanding the foregoing, Subtenant shall not have any rights to permit any occupancy of the Subleased Premises pursuant to the Collaborator Occupancy provisions of Section 22(c) of the Lease. Other than an assignment to an Affiliate of Subtenant, Subtenant shall split profits, if any, of any sublease, transfer or assignment, fifty-fifty (50/50) with Sublandlord.

18.              Default. Subtenant shall be deemed to be in default of its obligations hereunder if an event of Default (as defined in Section 20 of the Lease) occurs with respect to Subtenant’s obligations hereunder. Upon such event of Default, Sublandlord shall have the right to exercise any of the remedies described in Section 21 of the Lease, as well as any remedies available pursuant to applicable law.

19.              Indemnification. Subtenant hereby indemnifies and holds Sublandlord harmless to the same extent as Sublandlord, as Tenant, indemnifies and holds Landlord harmless pursuant to the terms of Section 16 of the Lease. Sublandlord hereby indemnifies and holds Subtenant harmless for Sublandlord’s negligence or willful misconduct and for all claims or damages, including reasonable attorneys’ fees and court costs, to the extent resulting from Sublandlord’s use or occupancy of the Subleased Premises.

20.              Subtenant’s Insurance. At all times commencing on the earlier of the Sublease Term Commencement Date or the date Subtenant or its agents, employees or contractors enters the Subleased Premises for any purpose. Subtenant shall carry and maintain, at its sole cost and expense, all insurance types and coverages as specified in the Lease to be obtained and maintained by Sublandlord, as Tenant thereunder, in amounts not less than those specified in the Lease. Whenever Landlord requires Tenant to obtain additional insurance coverage or different types of insurance pursuant to the Lease, Subtenant shall, upon request, obtain such insurance at Subtenant’s expense and provide Sublandlord with evidence thereof. The requirements of Section 17 of the Lease shall apply to all insurance which Subtenant is required to maintain pursuant to the terms of this Sublease.

21.              Repairs and Alterations to Subleased Premises. Subject to the terms of the Lease, Subtenant shall perform all maintenance and repairs to the Subleased Premises as are necessary to keep the same in good condition and repair throughout the Sublease Term. Subtenant covenants at all times during the Sublease Term not to make any alterations or additions to the Subleased Premises of any nature whatsoever without the prior written consent of Sublandlord and Landlord, which may be granted or withheld in their sole discretion. In the event Subtenant obtains Sublandlord’s and Landlord’s consent and all necessary governmental approvals and permits, Subtenant shall have the right to make such alterations at Subtenant’s sole expense. All alterations and additions made by Subtenant to the Subleased Premises shall remain upon the Subleased Premises and be surrendered with the Subleased Premises at the expiration of the Sublease Term without disturbance, molestation or injury, unless otherwise specified by Sublandlord or Landlord. Should Sublandlord or Landlord elect that any alterations or additions made by Subtenant upon the Subleased Premises be removed upon the expiration of the Sublease Term, Subtenant agrees that Sublandlord or Landlord shall have the right to cause same to be removed at Subtenant’s sole cost and expense if Subtenant fails to have the same removed prior to the expiration of the Sublease Term. In the event of such failure, Subtenant agrees to reimburse Sublandlord or Landlord for the cost of such removal and repairing any damage resulting therefrom. If Sublandlord is the party requiring removal of any alteration or addition in question, Sublandlord hereby agrees to notify Subtenant of such removal requirement at the time Sublandlord’s consent to the alteration or addition in question is given. If Subtenant so requests, then, together with Sublandlord’s transmission to Landlord of Subtenant’s request for Landlord’s approval to any alteration or addition, Sublandlord will request that Landlord notify Subtenant of any removal requirement imposed by Landlord in connection with the alteration or addition in question. The Subleased Premises is currently serviced by certain equipment located on the roof of the Building, including an air handler and an emergency generator (which air handler and emergency generator only service the Subleased Premises exclusively). Sublandlord will continue to maintain the roof equipment serving the Subleased Premises in good working condition (such that the emergency generator will be available to Subtenant on a 24/7 basis), and Sublandlord’s actual, out-of-pocket, reasonable expenses incurred in connection with maintaining and repairing the roof equipment serving the Subleased Premises shall be reimbursed by Subtenant as Additional Rent. Subtenant shall not have any right to install equipment on the roof of the Building to serve the Subleased Premises without the prior written consent of Sublandlord and Landlord.

22.              Surrender of Subleased Premises. Upon the expiration or other termination of the Sublease Term, Subtenant covenants to quit and surrender to Sublandlord or Landlord, as the case may be, the Subleased Premises, and remove all of its furniture, furnishings, personal property, and equipment (but not the Furniture), in order to leave the Subleased Premises broom clean and in as good order and condition as they were on the Sublease Term Commencement Date, ordinary wear and tear excepted. Sublandlord agrees that Subtenant shall not be required to remove its computer cabling and wiring so long as the same is labeled. Any personal property not removed by Subtenant within five (5) business days following notice from Sublandlord that the same was left in the Subleased Premises shall be deemed to have been abandoned by Subtenant and may be retained or disposed of at Subtenant’s expense by Sublandlord or Landlord, as either may desire. Subtenant’s obligation to perform and observe this covenant shall survive the expiration or other termination of the Sublease Term. If Subtenant remains in possession of the Subleased Premises after the Sublease Term Expiration Date or earlier termination of this Sublease, without Sublandlord’s express prior written consent, then Subtenant will be subject to the Holding Over provisions of the Lease (Section 8), except that the Monthly Base Rent shall be 150% of the Monthly Base Rent set forth herein for the last month of the Sublease Term for the duration of the holdover period.

23.              Landlord’s Approval. The parties acknowledge and agree that the validity of this Sublease is expressly conditioned upon the written approval by Landlord of Subtenant’s subleasing of the Subleased Premises, and that the same constitutes a condition precedent to the parties’ respective rights and obligations hereunder.

24.              Notice and Demands. All notices or demands under this Sublease shall be in writing and shall be sent by overnight courier service (such as Federal Express), or registered or certified mail, return receipt requested, or hand delivered, to the following addresses or such other address as either of the parties may designate by written notice:

Sublandlord: Novavax, Inc. 21 Firstfield Road Gaithersburg, Maryland 20878 Attn: John A. Herrmann W, SVP, General Counsel and Corporate Secretary	Subtenant: MaxCyte, Inc. 22 Firstfield Road, Suite #110 Gaithersburg, Maryland 20878 Attn: Ron Holtz

25.              Brokerage Fees. The parties hereto represent and warrant to each other that they have not dealt with any broker other than Jones Lang LaSalle Brokerage, Inc. and Edge Commercial Real Estate. Sublandlord shall pay said brokers a brokerage commission pursuant to separate agreements between Sublandlord and said brokers in connection with this Sublease. Each party hereto agrees to indemnify, defend and hold the other party harmless against any claim or liability for a commission by any broker, arising by reason of a breach by the indemnifying party of the aforesaid representation and warranty.

26.              Authority to Execute Sublease. Subtenant represents and warrants that this Sublease has been duly authorized, executed and delivered by and on behalf of the Subtenant and constitutes the valid and binding agreement of the Subtenant in accordance with the terms hereof. Sublandlord represents and warrants that this Sublease has been duly authorized, executed and delivered by and on behalf of the Sublandlord and constitutes the valid and binding agreement of the Sublandlord in accordance with the terms hereof.

27.              Security Deposit; Rent Deposit.

(a)               Security Deposit. Upon execution of this Sublease by Subtenant, Subtenant shall deliver a “Security Deposit” to Sublandlord in the amount of Ten Thousand Six Hundred and 00/100 Dollars ($10,600.00) to secure the performance by Subtenant of Subtenant’s covenants and obligations hereunder, and it shall immediately become the property of Sublandlord. The Security Deposit shall not be considered an advance payment of Rent. It is agreed that Sublandlord may, during the continuance of any Subtenant event of default and in Sublandlord’s sole discretion, apply the Security Deposit or any part thereof towards the payment of the Rent and all other sums payable by Subtenant under this Sublease, and toward the performance of each and every one of Subtenant’s covenants under this Sublease. If Subtenant timely and faithfully performs all of its obligations hereunder, Sublandlord shall refund the Security Deposit to Subtenant, without interest and less any sums expended by Sublandlord to cure any default of Subtenant, within sixty (60) days after the expiration or sooner termination of this Sublease. If Sublandlord uses any portion of the Security Deposit, Subtenant shall reimburse Sublandlord for the amount so used within ten (10) days of demand, failing which Subtenant shall be in default of this Sublease without further notice or cure period and Sublandlord shall have the right to exercise any of the remedies described in Section 19 of the Lease as well as any remedies available pursuant to applicable law.

(b)               Rent Deposit. Upon the execution of this Sublease by Subtenant, Subtenant shall deliver a “Rent Deposit” in the amount of Ten Thousand Six Hundred and 00/100 Dollars ($10,600.00) to Sublandlord, to be applied, on the Sublease Term Commencement Date, toward the first full monthly Base Rent payment then due hereunder. If the Sublease Term Commencement Date does not occur for any reason, the Rent Deposit shall be retained by Sublandlord, and deemed partial consideration for the reservation of the Subleased Premises, but shall not be construed as a settlement of any claim that Sublandlord may have against Subtenant.

28.              Miscellaneous.

(a)               No Offer. Submission of this instrument for examination shall not constitute a reservation of or option for the Subleased Premises or in any manner bind Sublandlord and no Sublease or obligation on Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant.

(b)               Time of the Essence. Time is of the essence of this Sublease and of each and all provisions hereof.

(c)               Separability. Each and every covenant, agreement, obligation, or other provision contained in this Sublease is, and shall be construed to be, a separate and independent covenant and agreement of the party bound thereby, and shall not be construed to be dependent on any other provision of this Sublease or the Lease (unless this Sublease or the Lease specifically provides otherwise). If any term or provision of this Sublease shall, to any extent, be declared invalid or unenforceable, the remainder of this Sublease and the application of any term or provision, to persons or circumstances other than those as to which the application is declared invalid or unenforceable, shall not be affected.

(d)              Counterparts. This Sublease may be executed in several counterparts, all of which shall constitute one and the same document.

(e)              Waiver of Jury Trial. Sublandlord and Subtenant hereby waive trial by jury in any action, proceeding, claim or counterclaim brought by either party or their agents in connection with any matter arising out of or in any way connected with this Sublease, the landlord/tenant relationship created hereby, Subtenant’s use or occupancy of the Subleased Premises, and/or any claim of injury or damage.

(f)               Rules and Regulations. The Subtenant will be subject to the Rules and Regulations in effect for the Building.

(g)              Inspection. Sublandlord reserves the right, upon reasonable prior notice, to enter the Subleased Premises for the purpose of inspecting the Subleased Premises, exhibiting the Subleased Premises to persons having a legitimate interest therein, or curing any default by Subtenant under this Sublease. Except in the event of an emergency, Sublandlord shall access the Subleased Premises during Subtenant’s normal business hours and shall, at Subtenant’s election, be accompanied by a representative of Subtenant, provided that such accompanied access does not materially delay Sublandlord’s access.

(h)              Successors. This Sublease is binding upon and shall inure to the benefit of the respective parties herein, their heirs, executors, administrators, successors and permitted assigns.

(i)               No Waiver. Neither party’s failure to enforce or require strict performance of any provision of this Sublease, nor Sublandlord’s acceptance of rent with knowledge of a breach shall constitute a waiver of such breach or any future breach.

(j)               Survival. Except as expressly provided herein, Sublandlord’s and Subtenant’s indemnification obligations accruing hereunder prior to the expiration or termination of the Sublease Term will survive the expiration or earlier termination of this Sublease for a period of two (2) years. Subtenant’s obligations to pay rent accruing hereunder prior to the expiration or termination of the Sublease Term will survive the expiration or earlier termination of this Sublease.

(k)              Landlord Waiver. Sublandlord will cooperate (at no cost to Sublandlord) with Subtenant’s efforts to obtain a Landlord Waiver from Landlord and Sublandlord on Subtenant’s lender’s commercially reasonable form within a commercially reasonable period of time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease the day and year first above written.

WITNESS:		SUBLANDLORD:

Novavax, Inc.
a Delaware corporation

/s/ Jonathan Wallinger		By:	/s/ John A. Herrmann III
Name:	Jonathan Wallinger	Name:	John A. Herrmann III
		Title:	SVP, General Counsel
		Date:	11 September 2019

WITNESS:		SUBTENANT:

MaxCyte, Inc.
a Delaware corporation

/s/ Maher Masoud		By:	/s/ Ron Holtz
Name:	Maher Masoud	Name:	Ron Holtz
		Title:	Chief Financial Officer
		Date:	10 September 2019

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